Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of October 6, 2008, by and between Advanced Micro Devices, Inc., a Delaware corporation (“Discovery”), and Hector de J. Ruiz, an individual (the “Executive”).

WHEREAS, Discovery, Advanced Technical Investment Company LLC, a limited liability company organized under the laws of the United Arab Emirates (“Oyster”), and West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands have entered into a Master Transaction Agreement dated as of October 6, 2008 (the “Transaction Agreement”), pursuant to which Discovery has agreed to form FoundryCo., a private company organized under the laws of the Cayman Islands (the “Company”) to act as the holding company for a joint venture between Discovery and Oyster;

WHEREAS, at or prior to the “Closing” (as defined in the Transaction Agreement), Discovery will contribute or cause its Subsidiaries to contribute to the Company certain assets of Discovery and to cause Discovery to offer employment at the Company to certain employees of Discovery in consideration of the issuance by the Company to Discovery of equity securities of the Company and the assumption by the Company of certain liabilities of Discovery, in each case at the Closing, and Oyster has agreed to contribute, at the Closing, cash to the Company and to Discovery in exchange for equity securities of the Company;

WHEREAS, as an inducement for Oyster to enter into the Transaction Agreement, the Executive desires to enter into this Agreement on his own behalf, and Discovery desires on behalf of the Company, to enter into this Agreement (including, without limitation, the covenants contained in Sections 5 through 8 below), which shall become effective upon the Closing, at which time, without any further action by the parties hereto, the rights and obligations of Discovery under this Agreement shall be transferred by novation to the Company, with such novation and this Agreement to become simultaneously effective as of the Closing Date (as defined in the Transaction Agreement);

WHEREAS, the Executive is currently employed by Discovery; and

WHEREAS, subject to the consummation of the transactions contemplated by the Transaction Agreement, Discovery desires that the Company employ the Executive on the terms set forth herein and the Executive desires to be so employed by the Company.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. The Executive shall serve as the Chairman of the Board of Directors of the Company (the “Board”), which shall be a non-voting position held by a non-director. The Executive shall report directly to the Board and shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the Board, including, but not limited to, (i) providing guidance regarding the long-term strategy of the Company, (ii) developing external relationships with governmental organizations, customers and suppliers; (iii) representing the Company at industry forums; (iv) shaping the agenda for the Board with input from Oyster and Discovery and (v) overseeing and driving the creation of additional fabrication capacity in the Company’s current and planned facilities, including in Dresden, New York, and Abu Dhabi. The Executive’s principal place of employment shall be at the offices of the Company located in Austin, Texas; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons or as may reasonably be requested by the Board.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder; provided that the Executive may continue his current board membership with Eastman Kodak. Notwithstanding the foregoing, the Executive may engage in the non-profit and charitable activities set forth on Appendix 1 hereto, and such other non-profit charitable activities as the Board may, in its reasonable discretion, approve from time to time and manage personal investments provided that such activity does not contravene the first sentence of this Section 1(b) or the provisions of Sections 5, 6 and 7 hereof.

(c) Effectiveness. This Agreement shall become effective as of the Closing Date (as defined in the Transaction Agreement). In the event that the transactions contemplated by the Transaction Agreement are not consummated, this Agreement shall be automatically null and void.

2. Term. The Executive’s employment under this Agreement shall commence as of the Closing Date (which, for purposes of this Agreement, shall be hereafter referred to as the “Effective Date”) and shall terminate on the earlier of (i) the second anniversary of the Effective Date and (ii) the Executive’s termination of employment under this Agreement. The period from the Effective Date until the expiration of the period referenced in the preceding sentence shall be hereinafter referred to as the “Term”. Except as set forth in Section 20 hereof, upon the expiration of the Term all obligations and rights under this Agreement shall immediately lapse.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, during the Term, the Company shall pay and provide the following compensation and other benefits to the Executive as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $1.15 million per annum, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.

(b) Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), if the applicable performance goals established by the People/Compensation Committee of the Board (the “Committee”) in consultation with the Executive are satisfied. For each calendar year during the Term, the target Annual Bonus opportunity shall be equal to 200% of the Executive’s Base Salary (the “Target Bonus”) and the maximum Annual Bonus opportunity shall be equal to 400% of the Executive’s Base Salary; provided that if the Effective Date occurs prior to January 1, 2009, then the Annual Bonus for 2010 shall be payable at the end of the Term; and provided further that if the Effective Date occurs on or after February 15, 2009, the Annual Bonus for 2009 shall be prorated to include only the calendar days elapsed in 2009 during the Term, and the Annual Bonus for 2011 shall be similarly prorated (at actual performance) to include the calendar days elapsed in 2011 during the Term. Such Annual Bonus, if any, shall be paid to the Executive at the same time bonuses are paid to senior executives of the Company, but in no event later than March 15th of the calendar year following the calendar year to which the Annual Bonus relates.

(c) Benefit Plans. The Executive and/or his eligible dependents shall be entitled to participate in all benefit plans applicable generally to other senior executives of the Company, in a manner commensurate with other such executives of the Company and in accordance with the terms of the plans, as may be amended or modified by the Company from time to time with or without notice. The Executive shall be subject to all of the provisions of any such benefit plans.

(d) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time; provided that the Executive shall be entitled to be reimbursed for first class airfare for all business travel.

(e) Vacation. During the Term, the Executive shall be entitled to twenty (20) vacation days each year, as well as holidays, personal days and sick days, in accordance with the applicable policies of the Company as in effect from time to time.

(f) Perquisites. The Executive shall be entitled to perquisites at a level commensurate with other senior executives of the Company, including first class airfare when traveling on Company business; provided that the Executive shall be subject to all other expense reimbursement and travel policies and procedures of the Company as in effect from time to time.

(g) Office Space and Support Services. During the Term, the Executive shall be entitled to an office with such furnishing and other appointments, and shall be provided with support services, in each case, as may be reasonably agreed by the Executive and the Company.

4. Termination of Employment. Subject to this Section 4, during the Term, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined below), and the Executive shall have the right to terminate his employment at any time, with or without Good Reason (as defined below).

(a) Termination for Cause; Resignation Without Good Reason. (i) If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Company’s termination of the Executive’s employment for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of unpaid Base Salary through the date of the Executive’s Separation from Service (the “Separation Date”) and any accrued but unpaid obligations as of the Separation Date, including accrued vacation, incurred but unreimbursed expenses and any earned but unpaid Annual Bonus in respect of the calendar year ending prior to the Executive’s Separation Date (collectively, the “Accrued Obligations”), and any other amounts or benefits, required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Compensation and Benefits”). Any Accrued Obligations shall be paid to the Executive within thirty (30) days of the Executive’s Separation Date and the Other Compensation and Benefits shall be paid or provided to the Executive in accordance with the terms of the relevant plan, program policy or practice. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as provided in Sections 10 and 11 hereof.

(ii) “Cause” means the termination of the Executive’s employment by the Company for repeated failure to perform assigned duties (other than by reason of the Executive’s Disability) after being notified in writing of such failure with an opportunity to correct, or if the Executive is determined by a court of law or pursuant to Section 16 below to have committed or participated in a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company. For purposes of this provision, no act or failure to act, on the Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief by the Executive that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of the Executive’s employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard by the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail;

provided, however, that on or following a “Change in Control” of the Company (as defined in the Company’s Long-Term Incentive Plan), any such resolution must be adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board (excluding the Executive) and (ii) if the Executive contests such finding, the arbitrators by final determination in an arbitration proceeding pursuant to Section 16 hereof have concluded that the Executive’s conduct met the standard for termination for Cause above and that the Board’s conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 4(a)(ii). If the Company does not deliver to the Executive a Notice of Termination (as defined below) within sixty (60) days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

(iii) “Good Reason” means, without the Executive’s written consent,

(A) a material reduction in Base Salary or Annual Bonus opportunity or a failure to pay Base Salary or earned Annual Bonus;

(B) a demotion or diminution in the title or position of the Executive as set forth in Section 1(a) of this Agreement (including a change in reporting relationships such that the Executive ceases to report to the Board);

(C) the assignment to the Executive of duties materially inconsistent with the general scope or nature of those duties specified in Section 1(a) of this Agreement; or

(D) relocation of the Executive’s principal place of performance from the greater Austin, Texas metropolitan area;

provided, however, that no event or condition described in clauses (A) through (D) shall constitute Good Reason unless (x) the Executive first gives the Board written notice of his resignation of his employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within twenty (20) days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 20-day period, the Company has not taken all reasonable steps within such 20-day period to correct such grounds as promptly as practicable thereafter).

(b) Termination Without Cause; Resignation for Good Reason. (i) If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason, the Executive shall be entitled to payment of the Accrued Obligations within thirty (30) days of the Separation Date, provision of the Other Compensation and Benefits, and payment of an amount (the “Severance Payment”) equal to the Base Salary and the Target Bonus payable to the Executive for the remainder of the Term (including any prorated Target Bonus in respect of 2011 if the Effective Date occurs on or after February 15, 2009) in a single lump-sum within thirty (30) days of the Executive’s Separation Date. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment, except as provided in Sections 10 and 11 hereof.

(ii) If following a termination of the Executive’s employment without Cause or a resignation of the Executive’s employment for Good Reason, the Executive breaches the provisions of Sections 5 through 8 and Section 14 hereof prior to the payment date of the Severance Payment, the Executive shall not be eligible, as of the date of such breach, for the Severance Payment, and any and all obligations and agreements of the Company with respect to such payment shall thereupon cease.

(c) Termination Due to Death or Disability. (i) The Executive’s employment under this Agreement shall automatically terminate upon the Executive’s death. In the event of the Executive’s Disability, as defined below, the Company shall be entitled to terminate his employment hereunder on not less than thirty (30) days’ written notice to the Executive. In the event of the Executive’s death or the Executive incurs a Separation from Service as a result of Disability, in each case, prior to the expiration of the Term, the Executive or his estate, as applicable, shall be entitled to the payments and benefits set forth in Section 4(b)(i); provided that in the event of the Executive’s death, the Severance Payment shall be paid in lump-sum payments to the Executive’s estate within thirty (30) days of the Executive’s death. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment, except as provided in Sections 10 and 11 hereof. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of ninety (90) consecutive days or for more than one hundred eighty (180) days in any consecutive 12-month period.

(ii) If following a Separation from Service as a result of Disability, the Executive breaches the provisions of Sections 5 through 8 and Section 14 hereof prior to the payment date of the Severance Payment, the Executive shall not be eligible, as of the date of such breach, for the Severance Payment, and any and all obligations and agreements of the Company with respect to such payment shall thereupon cease.

(d) Execution and Delivery of Release. The Company shall not be required to make the payments, other than the Accrued Obligations, and provide the benefits, other than the Other Compensation and Benefits, provided for under Section 4(b) or Section 4(c) (in the event of a Separation from Service as a result of Disability), unless the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s Separation Date, a general waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety. The Executive’s failure or refusal to sign the release (or his revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits (other than the Accrued Obligations and the Other Compensation and Benefits) under Section 4(b) or Section 4(c).

(e) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive. In the event of a resignation by the Executive, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice, unless the Company agrees to waive any notice period by the Executive.

(f) Resignation from Directorships and Officerships. The Executive’s termination of employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5. Confidentiality.

(a) Confidential Information. (i) The Executive agrees that he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any confidential information of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data or other confidential information used by, or useful to, any member of the Company Group; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes and oral communications.

(ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(b) Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse; provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(c).

6. Non-Solicitation. The Executive agrees that, for a period commencing on the Effective Date and ending on the second anniversary of the Executive’s Separation Date (the “Restricted Period”), the Executive shall not, directly or indirectly, (a) solicit, induce or attempt to solicit or induce any person who is, or was during the then most recent 12-month period, an employee (other than the Executive’s personal assistant), officer, representative or agent of the Company Group and any member of the Company Group, to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, without the prior written approval of the Company, hire, or aid others to hire, any employees, agents or consultants of or to the Company Group (except in connection with his duties as officer or director of the Company Group) or induce any employees, agents or consultants of or to the Company Group to cease, reduce or alter (in a fashion adverse to the interests of the Company Group) their relationship with the Company Group or to do anything from which the Executive is restricted by reason of this Agreement. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group.

7. Non-Competition. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in, carry on, provide services to or assist in any manner, whether or not for compensation or gain, a “Competing Business.” A “Competing Business” means each of Taiwan Semiconductor Manufacturing Company, Ltd., United Microelectronics Corporation, Chartered Semiconductor Manufacturing Ltd., Intel Corporation and NVIDIA Corporation and their respective subsidiaries and affiliates; provided, however, that nothing herein shall limit the Executive’s right to own not more than one percent (1%) of any of the debt or equity securities of any business organization, including, without limitation, a Competing Business, that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

8. Assignment of Developments. The Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Term (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the Executive’s termination of employment with the Company.

9. No Conflicting Agreement. The Executive represents and warrants to the Company that unless otherwise consented to by Discovery, the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

10. Compliance with Section 409A of the Code.

(a) Delay of Payments in Certain Circumstances. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the payments and benefits to which the Executive is entitled under Section 4 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 10 (plus interest earned on any such amounts that are deposited to a trust as specified below) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. In the event that payments are deferred pursuant to this Section 10, at the Executive’s request the Company shall establish an irrevocable trust and contribute to it such deferred payments during the period they are deferred. Such trust shall conform to the model “rabbi trust” agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, as revised from time to time, and shall be structured as an unfunded arrangement. For purposes of determining the applicability of Section 409A of the Code to any payment contemplated under Section 4, each such payment shall be considered a separate payment.

(b) Cooperation. The Company agrees to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. The Company will not take any action (or omit to take any action that is required to be taken) in respect of the Executive’s compensation or benefits, other than as expressly required by applicable law, that would cause the Executive to incur tax under Section 409A of the Code unless the Executive request the action (or omission). If the Executive or the Company believes, at any time, that any feature of the Executive’s compensation or benefits does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to the Executive’s compensation or benefits caused or might cause a violation of Section 409A of the Code, the Executive or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action (in a manner that in the aggregate does not have a material adverse economic effect on the Executive) in order that the Executive’s payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. If it is not possible to amend the terms of the payments or benefits or alter the action in a way that causes the Executive’s payments or benefit arrangements to comply with (or be exempt from) the requirements of Section 409A of the Code, the Executive and the Company shall reasonably negotiate in good faith to amend the terms of the Executive’s payments or benefits (including if necessary through payments made to the Executive either before or after the Executive has ceased employment) to put the Executive in an economic position materially equivalent to the position the Executive would have been in had the payments and benefits complied with (or been exempt from) Section 409A of the Code.

(c) Reimbursements and In-Kind Benefits. Payments with respect to reimbursements of expenses, payments of fees and provision of in-kind benefits, to the extent that the right to payment or provision of benefits hereunder provides for the deferral of compensation within the meaning of Section 409A(d)(1) of the Code, shall be made in accordance with Company policy as may be in effect from time to time and in no event later than the last day of the calendar year following the calendar year in which the relevant expense or entitlement to benefit is incurred. The amount of expenses, fees or benefits eligible for reimbursement, payment or provision during a calendar year may not affect the expenses, fees or benefits eligible for reimbursement, payment or provision in any other calendar year.

11. Indemnification and Directors’ and Officers’ Insurance.

(a) Indemnification. To the fullest extent permitted by the indemnification provisions of the articles of association and bylaws of the Company in effect from time to time (the “Indemnification Provisions”), and in each case subject to the conditions thereof, in the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that the Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company’s request, the Company shall indemnify the Executive and shall pay the Executive’s related expenses when and as incurred. The rights of the Executive under the Indemnification Provisions shall survive the Executive’s termination of employment until the seventh anniversary of the Executive’s Separation Date.

(b) Directors’ and Officers’ Insurance. To the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions as are available to other officers and directors of the Company, while the Executive is employed with the Company and thereafter until the seventh anniversary of the Executive’s Separation Date. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

12. Certain Remedies. Without intending to limit the remedies available to the Company, including, but not limited to, those set forth in Section 12(a) hereof, the Executive agrees that a breach of any of the covenants contained in Sections 5 through 8 and Section 14 of this Agreement may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 8 and Section 14 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

13. Defense of Claims. The Executive agrees that, during the Term, and for a period of five (5) years after the Executive’s Separation Date, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable expenses and fees incurred by the Executive, including reasonable attorney’s fees, to comply with the Executive’s obligations under this Section 13. In the event that the Executive’s required cooperation pursuant to this Section 13 exceeds an aggregate of forty (40) working hours, and to the extent not connected to the deposition or testimony of the Executive, the Company shall compensate the Executive at an hourly rate of $250 per hour for such cooperation, not to exceed $2,500 for any single day’s work.

14. Non-Disparagement. The Executive agrees that at no time during his employment by the Company or for a period of five (5) years following the Executive’s Separation Date shall he make, or cause or assist any other person to make, any statement or other communication to any third party which is intentionally false, or any disparaging or derogatory statements with respect to, the reputation, business or character of any member of the Company Group or any of its respective directors, officers or employees. The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the Chief Executive Officer and his direct reports, including, without limitation, the Chief Financial Officer and the Chief Operating Officer, in each case, of the Company not to make, any intentionally false, or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony, from otherwise making good faith statements in connection with legal investigations or other proceedings, or from responding to disparaging or derogatory remarks made by the other party whether or not in breach of this Section 14.

15. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

16. Arbitration. Subject to Section 12, any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”) before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by JAMS.

17. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets. If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. After the Effective Date, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken plan. The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

18. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

19. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by the Executive, and, prior to the Effective Date, Discovery and Oyster, who shall be deemed to be a third party beneficiary to this Agreement in respect of this Section 19 only to the same extent as if it were a signatory to this Agreement through the Effective Date, and from and after the Effective Date, signed by the Executive and the Company. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Notwithstanding the foregoing, upon the Closing, the parties agree to restate this Agreement, without any modifications or amendments to the terms hereof, for the sole purpose of giving effect and recognition to the occurrence of the Closing and the novation, by making the Closing Date the Effective Date, removing recital paragraphs one through three and Section 1(c), fixing the Effective Date in Section 2 as the Closing Date, by removing all references to Discovery, Oyster, the Transaction Agreement and this novation, including this sentence, and otherwise making such ministerial changes hereto. Notwithstanding the foregoing, such restatement shall include a representation by the Company that (i) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (ii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

20. Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 8, 10, 11, 12, 13, 14, 15 and 16 shall survive any termination or expiration of this Agreement.

21. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the Company and the Executive with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

22. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company: c/o Advanced Micro Devices, Inc., 7171 Southwest Parkway, B100.4, Austin, Texas 78735.

To the Executive: at the Executive’s current primary residential address as shown on the records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

25. Definitions. To the extent not defined herein, defined terms have the meaning ascribed to them in the Transaction Agreement.

26. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

IN WITNESS WHEREOF, Discovery has caused this Agreement to be signed on behalf of the Company, and the Executive has executed this Agreement, as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Derrick R. Meyer
Name:	Derrick R. Meyer
Title:	President and CEO

THE EXECUTIVE

/s/ Hector de J. Ruiz
Name:	Hector de J. Ruiz

Address:

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